Exhibit 23.1

Consent of Independent Auditors

We consent to the incorporation by reference in the Registration Statements on Form S-3 (Nos. 333-220053, 333-220054, 333-226756, 333-233109 and 333-233110), and Form S-8 (Nos. 333-202066, 333-216761, 333-223455, 333-229972, and 333-232208) of Invitae Corporation of our report dated May 6, 2019, with respect to the financial statements of Singular Bio, Inc. as of December 31, 2018, 2017, 2016 and for the years then ended, and included in this Amendment No. 1 to the Current Report on Form 8-K (No. 001-36847) of Invitae Corporation dated August 28, 2019.

/s/ Moss Adams LLP

Campbell, California
August 28, 2019